Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: February 11, 2008

Record Earnings Reported by Citizens Bancorp for 2007

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $3.395 million, or $1.39 per share for the twelve months ending December 31, 2007. This record earnings year comes right behind another strong earnings year that was reported for 2006 when net income totaled $3.367 million or $1.38 per share. Fourth quarter 2007 net income was $914 thousand or $0.37 per share, compared to earnings of $613 thousand, or $0.25 per share for the fourth quarter 2006. Quarterly earnings for 2007 included a one-time recovery from previously charged loan loss provision of $157 thousand, net of income taxes. Net income for the fourth quarter of 2007, excluding the provision recovery, would have been $757 thousand, or $0.31 per share. Earnings for the twelve months ended December 31, 2007, excluding the provision recovery, would have been $3.238 million or $1.33 per share or an increase of $80 thousand from the $3.158 million or $1.30 per share for the twelve months ended December 31, 2006, after excluding a similar recovery.  “In the last two years, the Bank has benefited from bad debt recoveries which are the direct result of a tremendous effort from the Credit Administration and Risk Management Departments. Exclusive of these events it is equally encouraging to see very solid performance in core earnings during an extremely challenging banking environment,” commented Mr. Joseph D. Borgerding, President and Chief Executive Officer.

The return on average assets annualized for the twelve months of 2007 was 1.18%, which compares to 1.20% for the same period of 2006, or a decrease of 2 basis points. The return on average stockholders’ equity for the twelve months of 2007 was 9.40%, a decrease of 22 basis points from 9.62% for the same period in 2006. The results for 2007 reflect the effects of net interest margin pressure and the additional costs associated with the Bank’s newest banking office in South Hill that opened in November 2006. The twelve month results for 2007 and 2006 each include a one-time recovery of previously charged loan loss provision, net of income taxes of $157 thousand and $209 thousand, respectively. The 2007 return on average assets and return on average stockholders’ equity without the provision recovery would have been 1.13% and 8.97%, respectively, and for 2006 the return on average assets and return on average stockholders’ equity would have been 1.14% and 9.12%, respectively.

The Company is reporting that total assets at December 31, 2007 were $290 million, an increase of $9 million, or 3.20%, from the total assets reported for December 31, 2006 of $281 million. The Company’s book value per share was $15.33 at December 31, 2007 as compared to $14.36 per share at December 31, 2006. Loans increased 5.62% to $209.4 million at December 31, 2007 as compared to $198.2 million at December 31, 2006. Deposit account balances at December 31, 2007 were $243.0 million and short-term borrowings were $7.3 million, as compared to $239.3 million and $4.4 million, respectively at December 31, 2006; this represents increases in deposits of 1.53% for 2007 as compared to 2006 and an increase of 67.7% in short-term borrowings from 2006.

The Bank’s short term borrowing balances of $7.3 million and $4.4 million at December 31, 2007 and at December 31, 2006, respectively, consisted of commercial overnight repurchase agreements that are offered to Bank customers.

Net interest income during the fourth quarter of 2007 totaled $2.697 million, an increase of $103 thousand from $2.594 million for the same quarter in 2006. Interest and dividend income was $4.456 million or $340 thousand higher in the fourth quarter of 2007 as compared to the $4.116 million for the same period in 2006. Loan income was up $353 thousand in the 2007 fourth quarter at $3.865 million compared to $3.512 million in the same period in 2006. Lower overnight and Federal funds balances were responsible for the decrease of $55 thousand in interest reported in the 2007 fourth quarter as compared to the same period in 2006; however, this decline was significantly offset with an increase of $42 thousand reported from correspondent bank accounts. Higher interest expense costs in the three months ended December 31, 2007 is the result of higher short-term interest rates that resulted in higher time deposit rates and interest paid on repurchase agreements. Total interest expense for the fourth quarter of 2007 was $1.759 million as compared to $1.522 million or an increase of $237 thousand for the year-earlier period. The competition for deposit accounts in the Bank’s markets, with competitors offering above market interest rates on time deposits, continued to have some impact on the net interest margin during the fourth quarter of 2007. However, as short-term interest rates decline, management believes that its existing strategy of diligent funds management will continue to mitigate the effect on the net interest margin. For the twelve months ended December 31, 2007, net interest income totaled $10.831 million as compared to $10.711 million for the year earlier period, or an increase of $120 thousand. Interest and dividend income for the twelve months ended December 31, 2007 was $17.523 million as compared to $16.200 million or a $1.323 million increase over 2006. Interest expense for the year-to-date ended December 31, 2007 was $6.692 million or $1.203 million higher than $5.489 million for the same period in 2006.

The Bank did realize a net recovery of previously charged loan loss provision of $238 thousand in the fourth quarter of 2007. The recovery through the income statement was necessary at December 31, 2007 based upon management’s adequacy calculations and as a result of collecting $320 thousand on a previously charged-off loan. Similarly in 2006, the Bank recognized a net recovery of prior loan loss provision totaling $316 thousand for the entire year. The Allowance for Loan Losses at December 31, 2007 was $1.950 million or 92 basis points of total loans, as compared to $1.935 million or 96 basis points of total loans at December 31, 2006.

Non-interest income for the fourth quarter of 2007 was $669 thousand or $78 thousand greater than the same quarter in 2006; which totaled $591 thousand. The results, excluding non-recurring items such as gains on other real estate owned and investment gains, give a better indication of the core improvement in non-interest income over the previous year. A comparison of year-to-date non-interest income (exclusive of net gains on OREO and investment securities gains) results in $2.391 million for the twelve months of 2007 or $202 thousand greater than the $2.189 million for the same period of 2006, or a 9.2% increase. The significant increases in the year-to-year comparison came from ATM fees, which are up $126 thousand, and non-deposit investment sales, which are up $44 thousand as compared to the prior year.

Non-interest expenses for the fourth quarter of 2007 were $2.317 million, or a decrease of 2.4% or $58 thousand from the same period in 2006. For the twelve months of 2007, non-interest expenses totaled $8.713 million, an increase of $63 thousand, or 0.7% greater than the same period in 2006. The year-over-year increase was primarily due to the addition of a new full-service banking office in South Hill, Virginia, and ATM processing-related fees. Management continues to examine ways to improve operating efficiencies while maintaining a high level of service to its customers.

Mr. Borgerding concluded his comments on the Company’s earnings by stating, “Management is very pleased with the growth of loans, deposits, and net income. Growth and profitability in our new markets are in line with expectations. Our efforts in managing net interest margin and expenses have yielded excellent results. The Bank is well positioned with a diversified loan portfolio, and very sound underwriting practices that will serve us well in the current softening economy.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. The Bank also has a Loan Production Office located in Midlothian, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

| | Three Months Ended December 31, | | Twelve Months Ended December 31, | |
|---|---|---|---|---|
| | 2007 | 2006 | 2007 | 2006 |
| Interest and Dividend Income | | | | |
| Loans, including fees | 3,865 | 3,512 | 15,194 | 14,063 |
| Investment securities: | | | | |
| Taxable | 354 | 367 | 1,575 | 1,468 |
| Tax-exempt | 168 | 152 | 471 | 489 |
| Dividends | 9 | 12 | 34 | 44 |
| Federal Funds sold | 13 | 68 | 109 | 124 |
| Other | 47 | 5 | 140 | 12 |
| **Total interest and dividend income** | **4,456** | **4,116** | **17,523** | **16,200** |
| Interest Expense | | | | |
| Deposits | 1,701 | 1,474 | 6,483 | 5,291 |
| Short term borrowings | 58 | 48 | 209 | 198 |
| **Total interest expense** | **1,759** | **1,522** | **6,692** | **5,489** |
| **Net interest income** | **2,697** | **2,594** | **10,831** | **10,711** |
| Provision for loan losses | (238) | 4 | (238) | (316) |
| **Net interest income after provision for loan losses** | **2,935** | **2,590** | **11,069** | **11,027** |
| Noninterest Income | | | | |
| Service charges on deposit accounts | 357 | 300 | 1,268 | 1,241 |
| Net gain on sales of securities | - | - | - | 40 |
| Net gain on sales of loans | 12 | 36 | 92 | 106 |
| Net gain on sale of OREO | - | - | 15 | 77 |
| Income from bank owned life insurance | 73 | 66 | 285 | 260 |
| ATM fee income | 116 | 82 | 412 | 286 |
| Other | 111 | 107 | 334 | 296 |
| **Total noninterest income** | **669** | **591** | **2,406** | **2,306** |
| Noninterest Expense | | | | |
| Salaries and employee benefits | 1,289 | 1,317 | 5,047 | 4,865 |
| Net occupancy expense | 140 | 163 | 554 | 554 |
| Equipment expense | 171 | 185 | 689 | 756 |
| Other | 717 | 710 | 2,423 | 2,475 |
| **Total noninterest expense** | **2,317** | **2,375** | **8,713** | **8,650** |
| **Income before income taxes** | **1,287** | **806** | **4,762** | **4,683** |
| Income taxes | 373 | 193 | 1,367 | 1,316 |
| **Net income** | **914** | **613** | **3,395** | **3,367** |
| **Earnings per share, basic & diluted** | **0.37** | **0.25** | **1.39** | **1.38** |